                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                              __________________

                                 SCHEDULE 13G
                                (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13d-1(b) (c), AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                            (Amendment No._____)/1/


                               VIRATA CORPORATION
--------------------------------------------------------------------------------
                               (Name of Issuer)

                   Common Stock, Par Value $0.001 Per Share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  927646-10-9
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [_] Rule 13d-1(c)
     [X] Rule 13d-1(d)



_______________________

     /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                           -------------------------
  CUSIP No.  927646-10-9                  13G            Page 2 of 5 Pages
----------------------------                           -------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


      Olivetti Telemedia Investments BV (OTMI BV)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      The Netherlands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          1,667,941
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          1,667,941
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,667,941
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      8.25%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name of Issuer

            Virata Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices

            2933 Bunker Ifill Lane, Suite 201, Santa Clara, CA 95054

Item 2(a).  Name of Person Filing

            Olivetti Telemedia Investments BV (OTMI BV)

Item 2(b).  Address of Principal Business Office or, if None, Residence

            Amsterdam, Herengracht 548

Item 2(c).  Citizenship

            The Netherlands

Item 2(d).  Title of Class of Securities

            Common Stock, Par Value $0.001 Per Share

Item 2(e).  CUSIP Number

            927646-10-9

Item 3.     If this statement is filed pursuant to Rule 13d-1(d)

Item 4.     Ownership

            (a)  Amount Beneficially Owned: 1,667,941

            (b)  Percent of Class: 8.25%

            (c)  Number of shares as to which the person has:

                 (i)   sole power to vote or to direct the vote: 1,667,941

                 (ii)  shared power to vote or to direct the vote: 0

                 (iii) sole power to dispose or to direct the disposition of:
                       1,667,941

                 (iv)  shared power to dispose or to direct the disposition of:
                       0

Item 5.     Ownership of Five Percent or Less of a Class

            Not Applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

Item 9.  Notice of Dissolution of a Group

         Not Applicable

Item 10. Certification

         Not Applicable

                                   SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


DATED: February 14, 2000


                                             By: /s/ SILVIO SIMET
                                                --------------------------------
                                                     Silvio Simet


                                                     Title:       Director